Exhibit 99.1

Contacts: Arbor Realty Trust, Inc. Paul Elenio, Chief Financial Officer 516-506-4422 pelenio@arbor.com	Investors: Stephanie Carrington / Amy Glynn The Ruth Group 646-536-7023 scarrington@theruthgroup.com aglynn@theruthgroup.com

Media:

Bonnie Habyan, EVP of Marketing

516-506-4615

bhabyan@arbor.com

Arbor Realty Trust Closes Collateralized Loan Obligation

Uniondale, NY, September 24, 2012 — Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred and direct equity investments, mortgage-related securities and other real estate related assets, today announced the closing of a $125 million collateralized loan obligation (CLO) issued by two newly-formed subsidiaries of Arbor. An aggregate of $87.5 million of investment grade-rated debt was issued, and Arbor retained an equity interest in the portfolio with a notional amount of $37.5 million.

The notes have an initial weighted average spread of approximately 339 basis points over one-month LIBOR, excluding fees and transaction costs. The facility has a two-year replenishment period that allows the principal proceeds from repayments of the collateral assets to be reinvested in qualifying replacement assets, subject to certain conditions. The closing of this transaction provides Arbor with approximately $32 million of liquidity and approximately $42 million of capacity in short term credit facilities, due to the transfer of certain assets into the CLO.

“We are extremely pleased to be the first commercial mortgage REIT in our space to successfully access the securitization market with the closing of this type of non-recourse debt vehicle,” said Ivan Kaufman Chairman and Chief Executive Officer. “We believe the completion of this transaction is evidence of our strong reputation in the market and our ability to originate high quality assets. This is a crucial step in the growth of our franchise and has positioned us very favorably going forward. Our focus continues to be to originate attractive investment opportunities, to grow our portfolio and appropriately lever these investments increasing the returns on our equity. In addition to increasing our leverage and further strengthening our funding sources, the closing of this transaction also provides us with approximately $74 million of liquidity, in cash and capacity in our financing facilities, to fund future growth.”

The offering of the notes evidencing the collateralized loan obligations was made pursuant to a private placement. The notes were issued under a common indenture and, initially, are secured by a portfolio of real estate related assets and cash with a face value of approximately $125 million, with real estate related assets consisting almost entirely of first mortgage bridge loans.

Arbor intends to own the portfolio of real estate-related assets until its maturity and expects to account for this transaction on its balance sheet as a financing. Arbor will use the proceeds of this offering to repay borrowings under its current credit facilities, pay transaction expenses and to fund future loans and investments.

Sandler O’Neill + Partners, L.P. acted as placement agent for this transaction. The CLO notes were rated by Moody’s Investors Service.

The notes offered pursuant to the CLO are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. is a real estate investment trust, which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 14 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2011 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.